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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 15


  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                                                  Commission File Number 0-23235

                            SUCCESS BANCSHARES, INC.

             (Exact name of registrant as specified in its charter)

      100 TRI-STATE INTERNATIONAL, SUITE 300, LINCOLNSHIRE, ILLINOIS 60069
                                 (847) 279-9000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    COMMON STOCK, $0.001 PAR VALUE PER SHARE

                      8.95% JUNIOR SUBORDINATED DEFERRABLE
                INTEREST DEBENTURES OF SUCCESS BANCSHARES, INC.

GUARANTEE OF SUCCESS BANCSHARES, INC. WITH RESPECT TO TRUST PREFERRED SECURITIES

            (Title of each class of securities covered by this Form)

                                      NONE

  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)



      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     [X]     Rule 12h-3(b)(1)(ii)   [ ]
            Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)   [ ]
            Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6             [ ]
            Rule 12h-3(b)(1)(i)     [ ]

      Approximate number of holders of record as of the certification or notice date: 1 for each class of securities

      Pursuant to the requirements of the Securities Exchange Act of 1934, Success Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 29, 2001              By:  /s/ James J. Brennan
                                           -------------------------------------
                                           James J. Brennan
                                           Secretary of Success Bancshares, Inc.